EXHIBIT 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
                                           FOR MORE INFORMATION, PLEASE CONTACT:
                                                                  DAVID W. KLOOS
                                                         CHIEF FINANCIAL OFFICER
                                                                  (303) 595-9898
                                              [GRAPHIC OMITTED][GRAPHIC OMITTED]


                MATRIX BANCORP ANNOUNCES SECOND QUARTER EARNINGS

August 2, 2005

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported net income of $1.7 million for the quarter ended June 30, 2005, or $0.26 per basic and diluted share, as compared to $3.9 million, or $0.59 per basic and $0.58 per diluted share, for the quarter ended June 30, 2004. The net income for the quarter and six months ended June 30, 2004 included the $3.1 million after-tax gain on sale of two Matrix Capital Bank branches in New Mexico. Net income for the six months ended June 30, 2005 totals $4.6 million, or $0.70 per basic share and $0.69 per diluted share, as compared to $5.2 million, or $0.79 per basic and $0.78 per diluted share for the six months ended June 30, 2004.

The Company's assets totaled $1.97 billion on June 30, 2005, as compared to $1.89 billion at December 31, 2004. The increase is due principally to acquisitions of whole loans and investment securities. Loans receivable increased $53.1 million, as compared to December 31, 2004, to $1.42 billion at June 30, 2005. The increase during the first half of 2005 is due to purchases of primarily residential loans exceeding repayments. Investment securities increased due to the exchanges with FNMA and FHLMC of whole loans for securities and purchases during the period exceeding repayments. Deposits, including custodial escrow balances, increased $60.5 million as compared to December 31, 2004, to $1.23 billion at June 30, 2005 due to the net effect of the attraction of new institutional deposit accounts offset by maturities of brokered deposits.

D. Mark Spencer, President and Co-CEO, commented, "We were generally pleased with our results from operations in the second quarter and year to date. The core operations of the company contributed positively during the quarter and first half of 2005. The current flatter yield curve has resulted in the Company experiencing some margin compression. However, we intend to maintain our investment strategy of acquiring predominately adjustable rate loans and securities. While this strategy results in less current earnings than if we extended the average life of our portfolios, it has relatively modest interest rate risk and we believe it to be the best alternative for the long-term."

Richard V. Schmitz, Chairman and Co-CEO, added, "As we announced on June 17, 2005, the Texas Supreme Court has remanded the Adderley lawsuit back to trial court which has favorable implications for our subsidiary, Sterling Trust Company. In addition, during the quarter ended June 30, 2005, we issued approximately $7.8 million of trust preferred debt and used the proceeds to redeem a portion of previously issued, higher cost trust preferred debt, which occurred on July 20, 2005. This will result in future interest savings."

                              FINANCIAL HIGHLIGHTS

Net interest income before provision for loan and valuation losses totaled $11.4 million for the quarter ended June 30, 2005 as compared to $10.3 million for the quarter ended June 30, 2004, and totaled $22.9 million for the six months ended June 30, 2005 as compared to $20.6 million for the six months ended June 30, 2004. The Company's average balance of interest-earning assets increased to $1.80 billion and $1.77 billion for the quarter and six months ended June 30, 2005, as compared to $1.47 billion and $1.50 billion for the quarter and six months ended June 30, 2004 which is attributable to acquisitions of whole loans and investment securities. Offsetting a portion of the increase in interest-earning assets was a decrease in our net interest margin to 2.53% and 2.59% for the quarter and six months ended June 30, 2005, respectively, as compared to 2.80% and 2.75% for the quarter and six months ended June 30, 2004. The decrease in the net interest margin is due to the current interest rate environment, which has resulted in a much flatter yield curve in 2005 than in 2004. In addition, a lower balance of noninterest-bearing custodial balances as a result of the overall decrease in our servicing portfolio and our focus on the acquisition of adjustable rate loans which tend to have lower beginning interest rates and incur a higher level of prepayments at the adjustment dates has also contributed to our margin compression. The yield on our interest-earning assets increased to 4.84% and 4.80% for the quarter and six months ended June 30, 2005, as compared to 4.77% and 4.70% for the quarter and six months ended June 30, 2004. The cost of our interest-bearing liabilities also increased to 2.62% and 2.52% for the quarter and six months ended June 30, 2005 as compared to 2.20% and 2.19% for the quarter and six months ended June 30, 2004. Both the increases were in response to the changes in the overall interest rate environment.

The provision for loan and valuation losses was $350 thousand for the quarter ended June 30, 2005 and $1.2 million for the six months ended June 30, 2005, as compared to $440 thousand for the quarter ended June 30, 2004 and $1.7 million for the six months ended June 30, 2004. During the quarter ended June 30, 2005, we sold $6.7 million of underperforming loans at Matrix Financial, of which $4.6 million were classified as loans held for investment. The transfer of the loans from the held to investment portfolio to the held for sale portfolio resulted in a charge off of approximately $510 thousand.

Noninterest income was $8.6 million and $19.8 million for the quarter and six months ended June 30, 2005 as compared to $18.5 million and $35.9 million for the quarter and six months ended June 30, 2004. Noninterest income for the quarter and six months ended June 30, 2004 includes a $5.1 million gain on the sale of the Las Cruces branches by Matrix Bank. The other decreases in noninterest income for both the quarter and six months ended June 30, 2005 is due to a combination of decreases in real estate disposition services which in 2004 included 100% of the operations of Matrix Asset Management which we sold in the third quarter of 2004, decreases in loan administration income due to decreases in the size of our mortgage servicing portfolio, decreases in trust services income due to the sale of the trust operations of Matrix Bank in April of 2005, offset by recognition of a $300 thousand gain on the sale, and decreases in gains on sales of loans and securities which is dependent on market conditions and the timing of sales in the marketplace, primarily on loans purchased and resold from our servicing portfolio and SBA loan portfolio. Finally, included as a negative charge in other income is approximately $340 thousand representing deferred issuance fees charged off in connection with our call of approximately $8.1 million of trust preferred debt.

Noninterest expense was $17.4 million and $35.1 million for the quarter and six months ended June 30, 2005, as compared to $22.5 million and $47.6 million for the quarter and six months ended June 30, 2004. The decreases were a result of:
(1) a lower level of amortization of mortgage servicing rights for both the quarter and six month period due to an overall decrease in the outstanding balance of our mortgage servicing rights asset as compared to prior year quarters and increases in mortgage interest rates as compared to the prior year period; (2) the amount of compensation and employee benefits decreased as a result of the reduced number of employees due to the 2004 sales of the Matrix Bank branches and Matrix Asset Management, and the reduction of staff at Matrix Financial associated with the 2004 transfer of servicing of the mortgage servicing asset to a third-party subservicer; and (3) decreases in other general and administrative expenses which in 2005 included amounts recorded for repurchase reserves and write-offs of receivables at Matrix Financial related to loans originated prior to the sale of the origination platform in 2003 that are not present at the same levels in 2005, in addition to expense reductions due to the sales in 2004 noted above. These decreases were offset by an increase in the impairment on mortgage servicing rights charge for the quarter ended June 30, 2005 of $230 thousand, which also created a net charge of $55 thousand for the six months ended June 30, 2005, where in the quarter and six months ended June 30, 2004, we recognized a recovery of the impairment on mortgage servicing rights of $2.1 million and $940 thousand, respectively. The impairment charge is based on the fair value of the mortgage servicing asset, which is affected by the level of prepayments and changes in the interest rate environment.

                           FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to ongoing or future litigation or bankruptcy matters; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; unanticipated developments in connection with the bankruptcy actions or litigation mentioned above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in the annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2005; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except share information)

                                                        JUNE 30,    DECEMBER 31,
                                                          2005        2004
                                                       ----------   ----------
                                                      (Unaudited)
ASSETS

Cash and cash equivalents                              $   28,980   $   40,471
Interest-earning deposits and federal funds sold            9,724        2,398
Investment securities                                     354,176      316,367
Loans held for sale, net                                1,036,244      989,822
Loans held for investment, net                            386,375      379,717
Mortgage servicing rights, net                             22,908       26,574
Other receivables                                          39,325       35,139
FHLBank stock, at cost                                     33,204       33,481
Premises and equipment, net                                17,986       19,037
Bank owned life insurance                                  22,012       21,569
Other assets, net                                          19,985       21,330
Foreclosed real estate, net                                 4,059        2,955
                                                       ----------   ----------
    Total assets                                       $1,974,978   $1,888,860
                                                       ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits                                               $1,190,507   $1,119,159
Custodial escrow balances                                  40,736       51,598
FHLBank borrowings                                        529,074      506,118
Borrowed money                                             28,618       31,573
Junior subordinated debentures owed to unconsolidated
  subsidiary trusts                                        69,567       61,835
Other liabilities                                          17,299       23,955
Income taxes payable and deferred income tax liability      1,985        2,307
                                                       ----------   ----------
    Total liabilities                                   1,877,786    1,796,545
                                                       ----------   ----------
Shareholders' equity:
Common stock, $0.0001 par value                                 1            1
Additional paid-in capital                                 21,432       21,432
Retained earnings                                          75,386       70,756
Accumulated other comprehensive income                        373          126
                                                       ----------   ----------
    Total shareholders' equity                             97,192       92,315
                                                       ----------   ----------
    Total liabilities and shareholders' equity         $1,974,978   $1,888,860
                                                       ==========   ==========

                                MATRIX BANCORP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF INCOME
                           (Dollars in thousands, except share information)
                                             (Unaudited)

                                                               QUARTER ENDED        SIX MONTHS ENDED
                                                                  JUNE 30,              JUNE 30,
                                                           -------------------    -------------------
                                                             2005       2004        2005       2004
                                                           --------   --------    --------   --------
Interest and dividend income:
  Loans and securities                                     $ 21,391   $ 17,260    $ 41,706   $ 34,856
  Interest-earning deposits                                     405        233         756        462
                                                           --------   --------    --------   --------
Total interest and dividend income                           21,796     17,493      42,462     35,318

Interest expense:
  Deposits                                                    3,940      2,345       7,208      5,005
  Borrowed money and junior subordinated debentures           6,488      4,863      12,397      9,679
                                                           --------   --------    --------   --------
Total interest expense                                       10,428      7,208      19,605     14,684

Net interest income before provision for loan
   and loan valuation losses                                 11,368     10,285      22,857     20,634
Provision for loan and loan valuation losses                    352        445       1,185      1,744
                                                           --------   --------    --------   --------
Net interest income after provision for loan
   and loan valuation losses                                 11,016      9,840      21,672     18,890

Noninterest income:
  Loan administration                                         2,499      3,727       5,534      8,395
  Brokerage                                                   1,558      2,507       4,310      5,459
  Trust services                                              1,785      1,887       4,300      3,839
  Real estate disposition services                              423      3,078         844      5,466
  Gain on sale of loans and securities                          537        873       1,283      2,987
  Gain on sale of assets                                        302      5,088         302      5,088
  School services                                               370        799         853      1,470
  Other                                                       1,127        523       2,401      3,188
                                                           --------   --------    --------   --------
Total noninterest income                                      8,601     18,482      19,827     35,892

Noninterest expense:
  Compensation and employee benefits                          5,860      8,786      12,735     17,746
  Amortization of mortgage servicing rights                   2,352      4,493       4,126      9,164
  Occupancy and equipment                                     1,286      1,562       2,558      3,122
  Postage and communication                                     338        532         746      1,118
  Professional fees                                             598        906       1,326      1,643
  Mortgage servicing rights subservicing fees                   771         --       1,596         --
  Data processing                                               221        636         535      1,259
  Subaccounting fees                                          3,199      1,696       5,851      3,546
  Impairment on (recovery of) impairment on mortgage
      servicing rights                                          230     (2,100)         55       (944)
  Other general and administrative                            2,559      5,961       5,550     10,953
                                                           --------   --------    --------   --------
Total noninterest expense                                    17,414     22,472      35,078     47,607

Income from continuing operations before income taxes         2,203      5,850       6,421      7,175
Income tax provision                                            493      1,988       1,791      2,147
                                                           --------   --------    --------   --------
Income from continuing operations                             1,710      3,862       4,630      5,028

Discontinued operations:
  Income from discontinued operations, net of income tax         --         --          --        137
                                                           --------   --------    --------   --------
Net income                                                 $  1,710   $  3,862    $  4,630   $  5,165
                                                           ========   ========    ========   ========

Continued

                                MATRIX BANCORP, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF INCOME - CONTINUED
                           (Dollars in thousands, except share information)
                                             (Unaudited)

                                                               QUARTER ENDED        SIX MONTHS ENDED
                                                                  JUNE 30,              JUNE 30,
                                                           -------------------    -------------------
                                                             2005       2004        2005       2004
                                                           --------   --------    --------   --------

Income from continuing operations per share - basic        $   0.26   $   0.59    $   0.70   $   0.77
                                                           --------   --------    --------   --------
Income from continuing operations per
   share - assuming dilution                                   0.26       0.58        0.69       0.76
                                                           --------   --------    --------   --------

Income from discontinued operations per
   share - basic and assuming dilution                           --         --          --       0.02
                                                           --------   --------    --------   --------
Net income per share - basic                                   0.26       0.59        0.70       0.79
                                                           ========   ========    ========   ========
Net income per share - assuming dilution                       0.26       0.58        0.69       0.78
                                                           ========   ========    ========   ========

                                 MATRIX BANCORP, INC. AND SUBSIDIARIES
                               OPERATING RATIOS AND OTHER SELECTED DATA
                           (Dollars in thousands, except share information)
                                              (Unaudited)

                                                        QUARTER ENDED             SIX MONTHS ENDED
                                                           JUNE 30,                   JUNE 30,
                                                  ------------------------    ------------------------
                                                     2005          2004          2005         2004
                                                  ----------    ----------    ----------    ----------
                                                                     (Unaudited)

Weighted average shares - basic                    6,620,850     6,519,522     6,620,850     6,519,251
Weighted average shares - assuming dilution        6,698,498     6,633,954     6,698,199     6,607,047
Number of shares outstanding at end of period      6,620,850     6,520,181     6,620,850     6,520,181

Average Balances
  Loans receivable                                $1,431,234    $1,295,617    $1,406,391    $1,332,299
  Interest-earning assets                          1,800,176     1,466,743     1,768,095     1,501,331
  Total assets                                     1,952,914     1,682,441     1,926,155     1,720,184
  Interest-bearing deposits                          955,802       743,629       920,696       770,712
  FHLBank and other borrowings                       545,609       568,736       543,618       570,409
  Interest-bearing liabilities                     1,592,103     1,312,365     1,556,335     1,341,121
  Shareholders' equity                                95,638        72,931        94,501        71,511

Operating Ratios & Other Selected Data (1)
  Return on average equity                              7.15%        21.18%         9.80%        14.06%
  Net interest margin (2)                               2.53%         2.80%         2.59%         2.75%
  Net interest margin - Matrix Capital Bank (2)         2.76%         3.04%         2.85%         3.04%
  Operating efficiency ratios (3)                      74.28%        69.80%        72.39%        69.68%
  Balance of servicing portfolio                  $2,305,054    $2,590,813    $2,305,054    $2,590,813
  Average prepayment rate on owned servicing           24.10%        32.40%        21.97%        29.90%
  portfolio
  Book value per share (end of period)            $    14.68    $    11.38    $    14.68    $    11.38

Loan Performance Ratios (1)
  Annualized net charge offs/average loans (4)          0.23%         0.14%         0.20%         0.16%
  Allowance for loan and loan valuation
     losses/total loans                                 0.76%         0.81%         0.76%         0.81%


------------
(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before loan and loan valuation loss provision by average interest earning assets.
(3) The operating efficiency ratios has been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for loan and loan valuation losses plus noninterest income.
(4) The quarter and year to date 2005 ratios include $510 thousand of charge-offs related to the transfer of $4.6 million of loans from held for investment to held for sale.